Exhibit 99.1

Contact:	Jim Gustafson
DaVita Inc.
310-536-2585

DaVita Inc. Announces Signing of New $3 Billion Secured Credit Agreement

DENVER, October 20, 2010 (BUSINESS WIRE) — DaVita Inc. (NYSE: DVA) (“DaVita” or the “Company”) today announced the signing of a new $3 billion senior secured credit agreement. The credit agreement establishes a $250 million senior secured revolving loan facility maturing in October 2015, a $1 billion senior secured term loan A facility maturing in October 2015 and a $1.75 billion senior secured term loan B facility maturing in October 2016.

Loans made under the term facility and the revolving facility will generally bear interest at a rate based on LIBOR (which will, with respect to the term loan B facility, be subject to a floor of 1.50%) plus a margin. The margin is initially 2.75% for the revolving credit facility and the term loan A and 3.00% for the term loan B. The Company paid the lenders for the term loan B facility a closing fee in the form of original issue discount equal to 0.5%. The margin for the revolving credit facility and the term loan A is subject to leverage-based step-downs. The margin for the term loan B is subject to a ratings-based step-down.

The credit agreement will, subject to certain exceptions, be guaranteed by substantially all of DaVita’s domestic subsidiaries and secured by substantially all of its assets and the assets of such guarantor subsidiaries.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of June 30, 2010, DaVita operated or provided administrative services at 1,582 outpatient dialysis facilities, serving approximately 122,000 patients.